Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782

Media Contact	Chip Minty	405 228 8647

Devon Energy Completes Acquisition of Eagle Ford Assets from GeoSouthern Energy

OKLAHOMA CITY – February 28, 2014 – Devon Energy Corporation (NYSE:DVN) today completed its previously announced acquisition of Eagle Ford assets from GeoSouthern Energy. Devon has acquired 82,000 net acres located in DeWitt and Lavaca counties in Texas. This world-class light-oil position is delivering outstanding well results offering some of the highest rate-of-return drilling opportunities in North America.

“Our Eagle Ford acquisition is one of several bold steps we have recently taken to upgrade our portfolio and improve the growth trajectory and profitability of our business,” said John Richels, president and chief executive officer. “We were able to acquire these premier Eagle Ford assets at a price well below our current EBITDA multiple, resulting in immediate accretion to Devon shareholders on virtually every metric, including cash flow per debt-adjusted share.”

Devon plans to invest approximately $1.1 billion in the Eagle Ford this year and will drill more than 200 wells. For its 10 months of ownership in the play this year, the company’s net production is expected to average between 70,000 and 80,000 barrels of oil equivalent per day. With the majority of Devon’s Eagle Ford acreage derisked, this opportunity provides low-risk, repeatable oil growth for years to come.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.